                        AUTOMATIC REINSURANCE AGREEMENT

                                    between

                          TRAVELERS INSURANCE COMPANY
                                 its subsidiary
                       TRAVELERS LIFE AND ANNUITY COMPANY
                            Hartford, Connecticut
               (hereinafter referred to collectively as the CEDING COMPANY)

                                      and

                         AXA RE LIFE INSURANCE COMPANY
                                  now known as
                AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
                            as of September 14, 2000
                                New York, New York
                   (hereinafter referred to as the REINSURER)

                             EFFECTIVE MAY 18, 2000

    THIS AGREEMENT WILL HEREINAFTER BE REFERRED TO AS AGREEMENT NO. 2000-15

                                    CONTENTS

ARTICLES                                                                  PAGE
I.       Scope of Agreement                                                 1
II.      Commencement and Termination of Liability                          2
III.     Oversights and Clerical Errors                                     3
IV.      Net Amount at Risk                                                 4
V.       Reinsurance Premiums                                               5
VI.      Reinsurance Administration                                         6
VII.     Settlement of Claims                                             7-8
VIII.    Reinsurance Credit                                                 9
IX.      Recapture Privileges                                              10
X.       Inspection of Records                                             11
XI.      Insolvency                                                        12
XII.     Negotiation                                                       13
XIII.    Arbitration                                                       14
XIV.     Right to Offset Balances Due                                      15
XV.      Contract and Program Changes                                      16
XVI.     Confidentiality                                                   17
XVII.    Miscellaneous                                                     18
XVIII.   Severability                                                      19
XIX.     DAC Tax                                                           20
XX.      Duration of Agreement                                             21
XXI.     Execution of Agreement                                            22

SCHEDULES
A.       Plans of Reinsurance
B.       Investment Funds
C.       Data Layout

EXHIBITS
I.       1994 Variable Annuity MGDB Mortality Table
II.      Reinsurance Premiums
III.     Benefit Limitation Rule
IV.      Confidentiality and Non-Disclosure Agreement

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

All provisions of this Agreement are subject to the laws of the State of Delaware.

                                 ARTICLE I

                            SCOPE OF AGREEMENT

A. On and after May 18, 2000 (Effective Date), the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, a quota share percentage (defined in Schedule A) of the MNAR (defined in Article IV), generated prior to termination of the REINSURER's liability (defined in Article II), by the Guaranteed Minimum Death Benefit (GMDB) provisions within the variable annuity contracts issued by the CEDING COMPANY as set forth in Schedule A.

B. The REINSURER's maximum aggregate VNAR (defined in Article IV) claim payment in any one calendar year shall not exceed two hundred (200) basis points of the REINSURER's quota share percentage of the average aggregate account value over each respective calendar year of coverage. This average shall be calculated by way of a trapezoidal rule as shown in Exhibit III.

C. The REINSURER's annual aggregate SCNAR (defined in Article IV) claim payment has no independently calculated annual aggregate claim limit.

D. The REINSURER's maximum MNAR (defined in Article IV) claim payment on any individual life reinsured hereunder shall be limited to two million dollars ($2,000,000) multiplied by the quota share percentage reinsured by the REINSURER.

E. This Agreement covers only the CEDING COMPANY's contractual liability for claims paid under variable annuity contract forms specified in Schedule A and supported by investment funds specified in Schedule B and its Amendments, that were submitted to the REINSURER prior to their issuance.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                 Page 1

                                   ARTICLE II

                   COMMENCEMENT AND TERMINATION OF LIABILITY

A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY. The liability under this Agreement will terminate either in accordance with the Duration of Agreement provisions of this Agreement as stated in Article XX, or, for an individual contract, upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

     1.   the date the owner elects to fully annuitize;

     2.   full surrender or termination of the contract;

     3. the death of the owner or annuitant where such death triggers the payment of a contractual death benefit;

     4. attainment of the maximum annuitization age or attained age 95, if earlier.

B. The REINSURER shall be liable to reimburse claims only on those deaths where the actual date of death is on or after May 18, 2000, in accordance with Article VII.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                   Page 2

                                  ARTICLE  III

                         OVERSIGHTS AND CLERICAL ERRORS

A. Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a contract it should have reinsured under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. Then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation, the REINSURER reserves the right to limit its liability to reported contracts only.

C. Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER's liability under Article VII, Settlement of Claims, of this Agreement. Any negligent or deliberate acts or omissions by the REINSURER regarding the reinsurance provided are the responsibility of the REINSURER and its liability insurer, if any, but not that of the CEDING COMPANY.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                   Page 3

                                   ARTICLE  IV

                               NET AMOUNT AT RISK

A. The MNAR (mortality net amount at risk) for each variable annuity contract reinsured hereunder shall be equal to the following:

     MNAR = VNAR + SCNAR where:

     - VNAR (Variable Net Amount at Risk) = Maximum (a, b) multiplied by the quota share percentage (defined in Schedule A) where:

               a = (Contractual Death Benefit - Account Value)

               b = 0

     - SCNAR (Surrender Charge Net Amount at Risk) = Surrender Charges multiplied by the quota share percentage

B. The death benefit and the surrender charges will be as described in the variable annuity contract forms specified in Schedule A.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 4

                                   ARTICLE V

                              REINSURANCE PREMIUMS

A. The reinsurance premium is an asset-based premium rate that varies by underlying GMDB design and that is applied to the average aggregate account value in force over the reporting period multiplied by the quota share percentage reinsured by the REINSURER. The reporting period is monthly.

B. The annualized reinsurance premium rates are shown in Exhibit II and are expressed in terms of basis points. In practice, they shall be applied on a monthly basis by utilizing one-twelfth (1/12(th)) of the annualized rates.

C. The premium rates shall be based on the oldest person of a multiple life status.

D. The total reinsurance premium due and payable in the first month shall at least equal one thousand five hundred dollars ($1,500). Thereafter, the minimum reinsurance premium that is due and payable shall increase by one thousand two hundred dollars ($1,200) for each month after the first month until it reaches seven thousand five hundred dollars ($7,500) six months after the Effective Date of this Agreement. The total reinsurance premium that is due and payable in any month thereafter shall at least equal seven thousand five hundred dollars ($7,500).

E. For contracts with a MNAR in excess of one million dollars ($1,000,000), an additional reinsurance premium shall be due. The additional premium is a monthly YRT rate which is applied to the MNAR in excess of one million dollars ($1,000,000) but less than two million dollars ($2,000,000), and is equal to one-twelfth (1/12(th)) of one hundred percent (100%) of the 1994 Variable Annuity MGDB Mortality Table (Exhibit I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection.

F. The reinsurance premium structure described above shall remain in effect as long as the death benefit design, contract fees, mortality and expense charges, administration fees and surrender charges in effect at the inception of this Agreement remain unchanged.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                   Page 5

                                   ARTICLE VI

                           REINSURANCE ADMINISTRATION

A. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, for each contract specified in Schedule A, valued as of the last day of that month.

B. Additionally, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate paper report summarizing the following:

     1. reinsurance premiums due to the REINSURER separate for each premium class as shown in Exhibit II;

     2. benefit claim reimbursements due to the CEDING COMPANY in total and broken down by VNAR and SCNAR.

C. If the net balance is due to the REINSURER, the amount due shall be remitted with the report statement. If the net balance is due to the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the report.

D. Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor its maximum annual aggregate VNAR liability throughout the calendar year. Upon the receipt of the final report for the calendar year, the REINSURER will "true-up" benefit claim reimbursements, if necessary, for that calendar year.

E.   Other

     1.   The REINSURER reserves the right to charge interest [if (a) and/or
          (b) below occur] based on the ninety-(90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year) and applied as follows:

          (a) if premiums are not paid within sixty (60) days of the due date referenced in Paragraph B.l. of this Article;

          (b) if premiums for first year business are not paid within one hundred and eighty (180) days of the effective date of the policy.

     2. The REINSURER will have the right to terminate this Agreement when premium payments are more than ninety (90) days past due by giving ninety (90) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety-(90) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. The first day of the ninety-(90) day notice of termination will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety-(90) day time period, the Agreement will remain in effect.

     3. Payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this Agreement.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                   Page 6

                                  ARTICLE VII

                              SETTLEMENT OF CLAIMS

A. The claims that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on deaths that occur on or after the Effective Date of this Agreement, subject to the benefit limitations described in Article I.

B. In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.

C. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual death benefits paid in that month, based on the net amount at risk definition set forth in Article IV, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

D. Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

E. In no event will the REINSURER participate in punitive or compensatory damages, which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall, however, pay its share of statutory penalties awarded against the CEDING COMPANY in connection with insurance reinsured under this Agreement if the REINSURER elected to join in the contest of the coverage in question.

     The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages, other than statutory damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed, in equitable proportions. For the purposes of this provision, the following definitions will apply:

     - "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

     - "Statutory Penalties" are those amounts awarded as a penalty, but fixed in amount by statute.

     - "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute.

     If the REINSURER declines to be party to the contest, compromise or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. In addition, the REINSURER will pay its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY that it declines to be a party to the contest, compromise or litigation of a claim.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 7

                       ARTICLE VII - SETTLEMENT OF CLAIMS
                                  (continued)

F. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, provided the REINSURER makes payment of the amount of reinsurance to the CEDING COMPANY, as described in the above paragraph.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 8

                                  ARTICLE VIII

                               REINSURANCE CREDIT

A. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance reserve credit in all States for reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with the insurance laws and regulations of all States in order to enable the CEDING COMPANY to take reserve credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.

B. In the event that the REINSURER loses authorization in any State in which it was authorized on the Effective Date of this Agreement, the REINSURER shall, within ninety (90) days of the date it loses authorization, take any necessary actions (e.g., obtain a Letter of Credit), at its sole cost and expense, to insure that the CEDING COMPANY continues to qualify for reinsurance reserve credit as described in Paragraph A, above.

C. Should the REINSURER fail to take the actions described in Paragraphs A and B of this Article, and if for this reason, and this reason alone, the CEDING COMPANY ceases to qualify for reinsurance reserve credit as described herein, then the CEDING COMPANY has the right immediately to terminate this Agreement for new business and to recapture all the reinsurance in force, without a recapture fee. The CEDING COMPANY shall provide written notification to the REINSURER of its intent to terminate the Agreement and recapture the reinsurance as of the effective date of the notice. Thereafter the REINSURER's liability hereunder ceases.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                   Page 9

                                   ARTICLE IX

                              RECAPTURE PRIVILEGES

The CEDING COMPANY may recapture existing reinsurance in force in accordance with the following rules:

A. The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

B.   No recapture will be made unless reinsurance has been in force for fifteen
     (15) years.

C. Recapture will only be available provided the total carryforward, upon release of treaty reserves, is in a positive position. The total carryforward is defined as the sum of the carryforwards of this Agreement and the complementary GMIB Agreement, if any, that reinsures the same related contracts.

D. The carryforward for each Agreement is defined as the current period's reinsurance premium, minus all reinsurance claims paid under this Agreement for the current period, minus a two-and-one-half (2.5) basis point annual expense allowance applied against the average aggregate Account Value for the current period, minus the change in treaty reserves from the prior period to the current period, plus the prior period's loss carryforward. The monthly carryforward amount is accumulated at the ninety-(90) day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus two percent (2%).

E. Upon election, recapture shall occur ratably over a thirty-six (36) month period (i.e., every month the initial quota share percentage reduces 2.78% times the initial quota share percentage). It is irrevocable once elected.

F. It is the responsibility of the CEDING COMPANY to determine the carryforward, based on the method described above.

G. In addition to the right to recapture existing reinsurance in force as described under this Article, the CEDING COMPANY may recapture in accordance with the terms of Article VIII and Article XI hereof.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                 Page 10

                                   ARTICLE X

                             INSPECTION OF RECORDS

A. The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY all records referring to reinsurance ceded to the REINSURER.

B. Relating to the business reinsured hereunder, the CEDING COMPANY or its duly appointed representatives shall have the right at all reasonable times and for any reasonable purpose, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.

Travelers Companies Agreement No. 2000-15-DB
  Effective May 18, 2000                                                Page 11

                                   ARTICLE XI

                                   INSOLVENCY

A. In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable, on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its liquidator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will, within a reasonable time after any claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY or any policies reinsured. While a claim is pending, the REINSURER may investigate such claim and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

C. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. However, in the event of liquidation, the REINSURER may offset against undisputed amounts which are due and payable to the CEDING COMPANY, only those undisputed amounts due the REINSURER which are not more than one hundred and eighty (180) days past due at the date of the court order of liquidation.

D. In the event of insolvency of the REINSURER, the CEDING COMPANY may elect to recapture immediately all reinsured benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and other amounts due the CEDING COMPANY on such reinsurance, at the date of recapture. If the CEDING COMPANY does not elect to recapture such reinsurance, the liability of the REINSURER shall not terminate, but shall continue with respect to the reinsurance ceded to the REINSURER and the CEDING COMPANY shall have a security interest in any and all sums held by or under deposit in the name of the REINSURER.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 12

                                  ARTICLE XII

                                  NEGOTIATION

A. Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 13

                                   SCHEDULE A

                              PLANS OF REINSURANCE

A.   Quota Share Percentage: 100%

B.   Issue Dates:

     New  Policies issued on or after May 18, 2000.

     Policies issued on or after March 1, 1999 and still in force on May 18, 2000.

C.   GMDB Reinsured:

     Standard (Basic) Benefit for issue ages 0-80: Return of Net Considerations

     The Standard death benefit guarantees that upon death the beneficiary receives:

     1)   Contract value; or

     2)   Total purchase payments less any withdrawal adjustments.

     Optional Enhanced Benefit for issue ages 0-80

     The Optional death benefit provides for the greatest of three possible values:

     1)   Contract value;

     2)   Total purchase payments less any withdrawal adjustments; or

     3) The maximum "step-up" death benefit value associated with any contract anniversary beginning with the 5(th) anniversary and continuing through until the contract anniversary occurring on or before the annuitant's 76(th) birthday.

     If the annuitant is age 70 through age 75 when the contract is purchased, the Optional death benefit is the same as the above except that the step-up death benefit value is calculated once, on the 5(th) contract anniversary.

     If the annuitant is age 76 through 80 when the contract is purchased, the Optional death benefit is the greater of 1) or 2) above.

     Note: The Benefits are more fully described in the Policy Forms listed under Paragraph D, Related Contracts, below.

D.   Related Contracts:

     Travelers Retirement Account Policy Forms (and state variations):

     - TL-22205 / L-22205

     - TL-22206 / L-22206

     - TL-22229 / L-22229

     - TL-22230 / L-22230

     Rider Numbers (and state variations):


      Form or Rider                Individual       Group (Discretionary & True)
--------------------------     ------------------   ---------------------------
IRA Rider                      TL-14543 / L14543     TL-22209 / L-22209

TSA Rider                      TL-14544 / L-14544    TL-22210 / L-22210

P/PS Rider                     TL-14534 / L-14534    TL-22211 / L-22211

457 Rider                      TL-22189 / L-22189    TL-22189 / L-22189

Transfer Endorsement Rider     TL-22301 / L-22301    TL-22301 / L-22301

Annuity Benefits Rider**       TL-22207 / L-22207    TL-22207 / L-22207

Nursing Home Rider**           TL-22208 / L-22208    TL-22208 / L-22208

---------
**   Not available on 457 Contracts

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                   SCHEDULE B

                                INVESTMENT FUNDS

                     FUNDS                                  STATUS CHANGES
-----------------------------------------------          ---------------------
HIGH YIELD BOND TRUST
MANAGED ASSETS TRUST
MONEY MARKET PORTFOLIO
CAPITAL APPRECIATION FUND
AMERICAN ODYSSEY FUNDS, INC.
   Core Equity Fund
   Emerging Opportunities Fund
   Global High-Yield Bond Fund
   Intermediate-Term Bond Fund
   International Equity Fund
   Long-Term Bond Fund

DELAWARE GROUP PREMIUM FUND, INC.
   REIT Series
   Small Cap Value Series

DREYFUS VARIABLE INVESTMENT FUND
   Capital Appreciation Portfolio
   Small Cap Portfolio

GREENWICH STREET SERIES FUND
   Equity Index Portfolio Class II

JANUS ASPEN SERIES
   Worldwide Growth Portfolios - Service Shares

OCC ACCUMULATION TRUST
   Equity Portfolio

SALOMON BROTHERS VARIABLE SERIES FUNDS, INC.
   Variable Capital Fund
   Variable Investors Fund
   Variable Total Return Fund

STRONG VARIABLE INSURANCE FUNDS, INC.
   Strong Schafer Value Fund II

THE MONTGOMERY FUNDS III
   Montgomery Variable Series: Growth Fund

THE TRAVELERS SERIES TRUST
   Equity Income Portfolio
   Federated Stock Portfolio
   Large Cap Portfolio
   Lazard International Stock Portfolio
   MFS Mid Cap Growth Portfolio
   MFS Research Portfolio
   Social Awareness Stock Portfolio
   Strategic Stock Portfolio
   Disciplined Mid Cap Stock Portfolio
   Disciplined Small Cap Stock Portfolio
   Travelers Quality Bond Portfolio
   U.S. Government Securities Portfolio
   Utilities Portfolio

TRAVELERS SERIES FUND, INC.
   Alliance Growth Portfolio
   MFS Total Return Portfolio
   Putnam Diversified Income Portfolio
   Smith Barney High Income Portfolio
   Smith Barney International Equity Portfolio
   Smith Barney Large Capitalization Growth Portfolio

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                   SCHEDULE B

                                INVESTMENT FUNDS

                    FUNDS                                 STATUS CHANGES
---------------------------------------------     ------------------------------
VARIABLE INSURANCE PRODUCTS FUND II
   Asset Manager Portfolio - Service Class 2

WARBURG PINCUS TRUST
   Emerging Markets Portfolio

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                  ARTICLE XIII

                                  ARBITRATION

A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If after the negotiation required by Article XII, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement and, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal of their written decision, and any court having jurisdiction of the subject matter and the parties, may reduce that decision to judgement.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, then the appointment of said arbitrator shall be left to the President of the American Arbitration Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than three (3) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments they will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                 Page 14

                                  ARTICLE XIV

                          RIGHT TO OFFSET BALANCES DUE

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                 Page 15

                                   ARTICLE XV

                          CONTRACT AND PROGRAM CHANGES

A. The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity contract as described in the contract general provisions. No such change shall be made by the CEDING COMPANY without PRIOR notification to the REINSURER and without the prior approval of the Securities and Exchange Commission (SEC), if necessary. The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Schedule B.

B. The CEDING COMPANY shall also give the REINSURER ADVANCE notice of any other changes to its annuity product design and/or death benefit design, its fees and charges, its distribution systems and/or methods, or the addition of any riders to any contract forms reinsured hereunder.

C. Should any such change as stated above result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore the REINSURER to its original position. For the purposes of this Agreement, material is understood to mean a substantial variance from either the original pricing profile or the past experience on this account, that is expected to be permanent or long-lasting.

D. The CEDING COMPANY agrees to provide the REINSURER with all contractholder communications as though the REINSURER were a contractholder in the State of Delaware.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 16

                                  ARTICLE XVI

                                CONFIDENTIALITY

A. This Agreement incorporates the confidentiality agreement previously agreed to between the parties on October 26, 1998 (Exhibit IV). All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available, or the disclosure of which is required for retrocession purposes, or has been mandated by law, or is duly required by external auditors.

B. The REINSURER will treat all information received by the CEDING COMPANY as confidential information and will use good faith efforts to keep such information private and secure. The REINSURER will abide, where appropriate, by "Citigroup's Global Privacy Promise" which is attached in
     Exhibit IV-1. However, the CEDING COMPANY must recognize that, while doing so, the REINSURER needs to share certain information with Auditors, Regulators and Retrocessionaires in the normal course of conducting business.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 17

                                  ARTICLE XVII

                                 MISCELLANEOUS

A. This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by Amendment to the Agreement and signed by both parties.

B. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and either 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

     If to CEDING COMPANY:     Travelers Insurance Company
                               One Tower Square
                               Hartford, CT 06183
                               Attn: Paul Weissman

     If to the REINSURER:      AXA Corporate Solutions Life Reinsurance Company
                               17 State Street, 32(nd) Floor
                               New York, NY 10004
                               Attn: Julia Cornely

     All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will
     1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender's terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

C. This Agreement shall be binding to the parties and their respective successors and permitted assignees. Neither party shall have the right to assign or transfer any portion of the rights, duties and obligations of the other party under the terms and conditions of this Agreement without the prior written approval of the other party, except as provided in Article XI, D.

D. This Agreement is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the annuitant, owner, beneficiary or any other party under any contracts of the CEDING COMPANY which may be reinsured hereunder; the CEDING COMPANY shall be and remain solely liable to such parties under such contracts reinsured hereunder.

E.   All financial transactions under this Agreement shall be made in U. S.
     dollars.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 18

                                 ARTICLE XVIII

                                  SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 19

                                  ARTICLE XIX

                                    DAC TAX
               TREASURY REGULATION SECTION 1.848-2(G)(8) ELECTION

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 2000 and all subsequent taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E. The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER's receipt of the CEDING COMPANY's calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

G. If the REINSURER contests the CEDING COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 20

                                   ARTICLE XX

                             DURATION OF AGREEMENT

A. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

B. This Agreement shall be open for new business for a minimum of three (3) years as measured from the Effective Date of this Agreement subject to a limit of three billion dollars ($3,000,000,000) of total new considerations to the CEDING COMPANY divided by the quota share percentage as described in Schedule A. Anytime on or after the third anniversary of this Agreement, and upon one hundred and eighty (180) days written notice, or anytime on or after attainment of three billion dollars ($3,000,000,000) of total new considerations, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement. The facility may be renewed thereafter, subject to mutually accepted terms.

C. The terms of this Agreement may be altered due to the actual insolvency (either party is in the liquidation process) of the REINSURER or the CEDING COMPANY.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 21

                                  ARTICLE XXI

                             EXECUTION OF AGREEMENT

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of May 18, 2000.

TRAVELERS INSURANCE COMPANY
TRAVELERS LIFE AND ANNUITY COMPANY

By:      -s- [ILLEGIBLE]                                   Date: 10/31/01
         --------------------------------------
         Name/Title 2nd VP & Actuary

Attest:  -s- Richard P. Robin
         --------------------------------------
         Name/Title Richard P. Robin, Counsel

AXA RE LIFE INSURANCE COMPANY (now known as AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY as of September 14, 2000)

By:      -s- Michael W. Pado                               Date: 30 April 2001
         --------------------------------------
         Michael W. Pado, President

By:      -s- Dina Greenbaum
         ---------------------------------------
         Dina Greenbaum, Assistant Vice President

Attest:  -s- Julia Cornely
         ---------------------------------------
         Julia Cornely, Assistant Vice President

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000                                                  Page 22

                                   SCHEDULE C
                    REQUIRED DATA AND SUGGESTED DATA LAYOUT
                                  (continued)

FIELD DESCRIPTION                           COMMENTS
GMDB/EEB SECTION (If applicable)
-------------------------------
Mortality Risk Definition Indicator         AV = VNAR; CV = VNAR + SCNAR
Death Claim Trigger                         A = Annuitant, O = Owner, 1 = 1st to die, 2 = 2nd to die
                                            (e.g., A2 = payable upon death of second of joint annuitants)
Current Ratchet Value                       If Applicable
Current Reset Value                         If Applicable
Current Rollup Value                        If Applicable
Current Return of Premium Value             If Applicable

Minimum Guaranteed Death Benefit
Contract Death Benefit                      Greater of Account Value and Minimum Guaranteed Death Benefit
Mortality Risk                VNAR          Max [Contractual Death Benefit - Account Value), 0]
                             SCNAR          Surrender Charge, if applicable
EEMARAV less Net Purchase Payments Gain     If Applicable
Gain Cap                                    If Applicable

GMIB SECTION (If applicable)
---------------------------
GMIB Indicator                              Y = benefit elected, N = benefit not elected, NA = not applicable
Income Benefit Elected                      01 = option 1, 02 = option 2, etc.
Expiration of Waiting Period                YYYYMMDD
GMIB Annuitization Date                     YYYYMMDD - actual date
Most Recent GMIB Step-up / Reset Date       YYYYMMDD, if applicable
Cancellation Date                           YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount                           Calculated using an individual life annuity form with 10 years certain
Treasury Rate                               Used in IBNAR calculation

GMAB SECTION (If applicable)
---------------------------
GMAB Indicator                              Y = benefit elected, N = benefit not elected, NA = not applicable
Accumulation Benefit Elected                01 = option 1, 02 = option 2, etc.
Maturity Date                               YYYYMMDD
Most Recent GMAB Step-up / Rollover Date    YYYYMMDD, if applicable
Cancellation Date                           YYYYMMDD, if applicable
Pricing Cohort Indicator
GMAB Guaranteed Value                       Current Value
GMAB NAR                                    Max [(GMAB Guaranteed Value - Account Value), 0]

Account Value                               Current total value
Surrender Charge                            If reinsured
Cumulative Deposits                         Total premiums
Cumulative Withdrawals                      Total withdrawals
Net Purchase Payments                       Total premiums less total withdrawals (proportional adjustment)
Deposits made in quarter of death           dollar value
Quota Share reinsured                       percentage

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                   SCHEDULE C
                    REQUIRED DATA AND SUGGESTED DATA LAYOUT
                                  (continued)

FIELD DESCRIPTION                                    COMMENTS
Funding Vehicle Values:
-----------------------
     "MorningStar" designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund

     "Financial Post" designations (Canada)
Asia-Pacific
Balanced
Bond
Canadian Equity
Dividend
European Equity
Global Equity
International Equity
North American Equity
Other
United States Equity

Fixed Account
Dollar Cost Averaging

Note: total of funding vehicles should equal account value.

Termination Information:
------------------------
Termination Date                                     YYYYMMDD, If applicable
Reason for Termination                               Death (D), Annuitization (A), 1035 Exchange (X), GMIB Election (I), Other (O).
Cause of Death                                       If applicable. Use your Cause of Death code, and provide translation

Summary Information:                                 For reconciliation purposes (may be paper summary)
--------------------
Total number of records                              Monthly aggregate information by GMIB Design, GMAB Design, and
                                                     Pricing Cohort (if applicable)
Total of each dollar field                           Monthly aggregate information by GMIB Design, GMAB Design, and
                                                     Pricing Cohort (if applicable)

Note: All values to nearest dollar

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                   EXHIBIT I
                   1994 VARIABLE ANNUITY MGDB MORTALITY TABLE
                          (applied age last birthday)

Age          Male Qx            Female Qx
--------     -------            ---------
1            0.000587           0.000519
2            0.000433           0.000358
3            0.000350           0.000268
4            0.000293           0.000218
5            0.000274           0.000201
6            0.000263           0.000188
7            0.000248           0.000172
8            0.000234           0.000158
9            0.000231           0.000154
10           0.000239           0.000159
11           0.000256           0.000169
12           0.000284           0.000185
13           0.000327           0.000209
14           0.000380           0.000239
15           0.000435           0.000271
16           0.000486           0.000298
17           0.000526           0.000315
18           0.000558           0.000326
19           0.000586           0.000333
20           0.000613           0.000337
21           0.000642           0.000340
22           0.000677           0.000343
23           0.000717           0.000344
24           0.000760           0.000344
25           0.000803           0.000346
26           0.000842           0.000352
27           0.000876           0.000364
28           0.000907           0.000382
29           0.000935           0.000403
30           0.000959           0.000428
31           0.000981           0.000455
32           0.000997           0.000484
33           0.001003           0.000514
34           0.001005           0.000547
35           0.001013           0.000585
36           0.001037           0.000628
37           0.001082           0.000679
38           0.001146           0.000739
39           0.001225           0.000805
40           0.001317           0.000874
41           0.001424           0.000943
42           0.001540           0.001007
43           0.001662           0.001064
44           0.001796           0.001121
45           0.001952           0.001186
46           0.002141           0.001269
47           0.002366           0.001371
48           0.002618           0.001488
49           0.002900           0.001619
50           0.003223           0.001772
51           0.003598           0.001952
52           0.004019           0.002153
53           0.004472           0.002360
54           0.004969           0.002589
55           0.005543           0.002871
56           0.006226           0.003241
57           0.007025           0.003713
58           0.007916           0.004270
59           0.008907           0.004909
60           0.010029           0.005636
61           0.011312           0.006460
62           0.012781           0.007396
63           0.014431           0.008453
64           0.016241           0.009611
65           0.018191           0.010837
66           0.020259           0.012094
67           0.022398           0.013318
68           0.024581           0.014469
69           0.026869           0.015631
70           0.029363           0.016957
71           0.032169           0.018597
72           0.035268           0.020599
73           0.038558           0.022888
74           0.042106           0.025453
75           0.046121           0.028372
76           0.050813           0.031725
77           0.056327           0.035505
78           0.062629           0.039635
79           0.069595           0.044161
80           0.077114           0.049227
81           0.085075           0.054980
82           0.093273           0.061410
83           0.101578           0.068384
84           0.110252           0.075973
85           0.119764           0.084432
86           0.130583           0.094012
87           0.143012           0.104874
88           0.156969           0.116968
89           0.172199           0.130161
90           0.188517           0.144357
91           0.205742           0.159461
92           0.223978           0.175424
93           0.243533           0.192270
94           0.264171           0.210032
95           0.285199           0.228712
96           0.305931           0.248306
97           0.325849           0.268892
98           0.344977           0.290564
99           0.363757           0.313211
100          0.382606           0.336569
101          0.401942           0.360379
102          0.422569           0.385051
103          0.445282           0.411515
104          0.469115           0.439065
105          0.491923           0.465584
106          0.511560           0.488958
107          0.526441           0.507867
108          0.536732           0.522924
109          0.543602           0.534964
110          0.547664           0.543622
111          0.549540           0.548526
112          0.550000           0.550000
113          0.550000           0.550000
114          0.550000           0.550000
115          1.000000           1.000000

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                   EXHIBIT II

                              REINSURANCE PREMIUMS

                                                         REINSURANCE   GUARANTEED
          BENEFIT DESIGN                    ISSUE AGES    PREMIUMS*     MAXIMUM
Standard: Return of Net Considerations            0-80           9.5         21.0
Optional: Annual Ratchet beginning in 5(th)       0-80          13.0         28.0
          Year

----------
* The current premium rate shall be in effect for a minimum of twenty (20) years from the Effective Date of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                  EXHIBIT III

                            BENEFIT LIMITATION RULE

TRAPEZOIDAL RULE

Average Aggregate Account Value inforce in calendar year Z equals:

AV(Jan(B))
---------- +
   24

AV(Feb(B)) + AV(Mar(B)) + AV(Apr(B)) + AV(May(B))
------------------------------------------------- +
                        12

AV(Jun(B)) + AV(Jul(B)) + AV(Aug(B)) + AV(Sep(B))
------------------------------------------------- +
                        12

AV(Oct(B)) + AV(Nov(B)) + AV(Dec(B))
------------------------------------ +
                12

AV(Dec(E))
----------
   24

where AV(Month(B)) is equal to the beginning of month aggregate account value of the Related Contracts listed in Schedule A and AV(Month(E)) is equal to the end of month aggregate account value of the Related Contracts listed in Schedule A.

For partial calendar years AV(Month(B)) for months prior to the Effective Date of this Reinsurance Agreement should be set equal to zero.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                   EXHIBIT IV

                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT



Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                  [AXA LIFE LOGO]

              CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement ("Agreement") made as of 26 October, 1998 by and between AXA Re Life Insurance Company ("AXA Re"), a life insurance company organized and existing under the laws of the State of Delaware, and Travelers Insurance Company ("Company"), a corporation organized and existing under the laws of the State of Connecticut.

WHEREAS, the parties hereto intend to disclose, both orally and in writing, certain confidential and proprietary information ("Confidential Information") to each other, and to the designated Affiliates and representatives of each other, in furtherance of evaluating the possibility of entering into a reinsurance program between AXA Re and the Company covering various guaranteed benefits within new and/or inforce variable annuity and/or variable life contracts that incorporate Company Confidential Information; and

WHEREAS, the parties wish to protect certain Confidential Information which may be disclosed between them, particularly regarding AXA Re's program for reinsuring variable annuity contracts.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto acknowledge and agree that the Confidential Information disclosed hereunder is confidential, proprietary and trade secret to the disclosing party and is disclosed to the receiving party on a confidential basis under this Agreement, to be used only as expressly permitted by the terms and conditions of this Agreement. Title to the Confidential Information will remain at all times in the disclosing party and no transfer of any interest is either expressly granted or implied.

CONFIDENTIAL INFORMATION

As used in this Agreement, the term "Confidential Information" includes but is not limited to the following items, whether existing now or created in the future: (a) all knowledge or information concerning the business, operations and assets of the parties hereto and their respective Subsidiaries and Affiliates which is not readily available to the public, such as: internal operating procedures; investment strategies; sales data and customer lists; financial plans, projections and reports; and insurance and investment company programs, plans and products; (b) all property owned, licensed and/or developed by or for the parties, their Subsidiaries or Affiliates or their respective clients and not readily available to the public, such as computer systems, programs, software and devices, plus information about the design, methodology and documentation therefore (c) information, materials, products or any other tangible or intangible assets in the possession or the control of the parties or their Subsidiaries or Affiliates which is proprietary to, or confidential to or about, any other person or entity; (d) proprietary or confidential information obtained from persons or entities conducting business with the parties or their Subsidiarie or Affiliates in any capacity; and (e) records and repositories of all of the foregoing, in whatever form maintained.

                                [AXA LIFE LOGO]

Without limiting the generality of the foregoing: (a) Confidential Information of AXA Re shall include, without limitation, all information with respect to AXA Re's program for reinsuring variable annuities and/or variable life insurance, any actuarial, pricing and financial information provided by AXA Re or its Affiliated companies to the Company, and all information conveyed orally or by any other means by AXA Re or its Affiliated companies to the Company, with respect to reinsurance of variable annuities and/or variable life insurance; and
(b) Confidential Information of the Company shall include, without limitation, all information with respect to its variable annuity and/or variable life contract, any actuarial, pricing and financial information provided by the Company or its Affiliated companies to AXA Re, the Company annuity pricing model, and all information conveyed orally or by any other means by the Company or its Affiliated companies to AXA Re, with respect to Company variable annuity and/or variable life insurance programs.

Failure to mark any material or information "Confidential" shall not affect the confidential nature therefore.

The restrictions against disclosing and disseminating the Confidential Information shall not apply to:

  i. general skills and experience gained by employees of either party, their Subsidiaries or their Affiliates; or

 ii. information known by the receiving party prior to disclosure under this Agreement; or

iii. information disclosed to the receiving party by a third party who was not under an obligation of confidentiality to the disclosing party; or

 iv. information which is publicly available or generally known within the insurance or data processing industries; or

  v. information which is independently developed by the receiving party prior to, concurrent with or subsequent to the disclosing party's disclosure without any wrongful act or breach of this Agreement by the receiving party; or

 vi. information which becomes available to one party, its Subsidiaries, its Affiliates or its representatives on a non-confidential basis from sources other than the other party or its Subsidiaries, Affiliates or representatives, provided that the recipient of such information does not know or have reason to know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information.

The foregoing notwithstanding, nothing in this Agreement shall be construed to prohibit the disclosure of Confidential Information in accordance with the terms of a court order. In the event one of the parties becomes legally compelled to disclose the Confidential Information of the other, the party being compelled shall provide prompt and reasonable notice to the other party, so that the other party may seek a protective order, an appeal, or other appropriate remedy.

                                [AXA LIFE LOGO]

BREACH

The parties hereto recognize that the unauthorized disclosure, duplication, reproduction or use of the Confidential Information would cause irreparable harm to the disclosing party and that monetary damages will be inadequate to compensate the disclosing party for such breach. For that reason, the parties hereto shall be entitled to seek, in any court of competent jurisdiction, injunctive relief including a preliminary injunction and an order of seizure and impoundment under Section 503 of the Copyright Act and the receiving party will not object to the entry of an injunction or other equitable relief against it on the basis of an adequate remedy at law or other reason. Such relief shall be cumulative and in addition to whatever other remedies the disclosing party may have.

MISCELLANEOUS

(a) No waiver of any provision of this Agreement shall be effective unless contained in a writing executed by the party against whom enforcement thereof is sought. A waiver of any specific term hereof shall not be deemed to constitute a waiver of any other term hereof, nor shall a waiver on any one or more occasions be deemed to imply or constitute a waiver of the same of any other term on any other occasion.

(b) If any part of this Agreement shall be held to be void or unenforceable, such part shall be treated as severable, leaving valid the remainder of the Agreement.

(c) This Agreement shall be construed in accordance with the laws of the State of Delaware.

(d) Anything in this Agreement to the contrary notwithstanding, nothing herein shall be construed as a commitment by either party to enter into a Reinsurance Agreement or to engage in anything beyond having initial discussions and exchanging information which may lead to a formal request for a reinsurance proposal and subsequent preparation thereof.

(e) Each of the parties shall cause its respective Subsidiaries and Affiliates to abide by the terms of this Agreement, and in the event of a violation of this Agreement by their respective Subsidiaries or Affiliates, shall be liable hereunder to the same extent as if, themselves, bad committed such violation.

(f)  For purposes of this Agreement:

     (i) "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote, of twenty-five percent (25%) or more of any class of voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, "control", including the term "controlling" and "controlled", means the power to direct or cause the direction of the management and policies of a person, directly or indirectly, whether

                                [AXA LIFE LOGO]

          through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     (ii) "Subsidiary" of a person means any person with respect to whom such specified person, directly or indirectly, beneficially owns fifty percent (50%) or more of the equity interests in, or holds the voting control of fifty percent (50%) to more of the equity interests in, such person.

(g) Upon the written request of AXA Re at any time, the Company will return to AXA Re all AXA Re Confidential Information, provided that if AXA Re enters into a reinsurance agreement with the Company, that the Company shall be entitled to retain AXA Re Confidential Information required by the Company in order to fulfill its obligations under the reinsurance agreement (but that any such Confidential Information shall not be used for any other purpose).

(h) Upon the written request of the Company at any time, AXA Re will return to the Company all Company Confidential Information, provided that if AXA Re enters into a reinsurance agreement with the Company, that AXA Re shall be entitled to retain Company Confidential Information required by AXA Re in order to fulfill its obligations under the reinsurance agreement (but that any such Confidential Information shall not be used for any other purpose).

(i) Nothing in this agreement shall prevent the Company and AXA Re from developing reinsurance products, or limit their respective rights to develop reinsurance products, provided the Company does not use AXA Re Confidential Information and AXA Re does not use Company Confidential Information in connection with the development of such products.

COMMENCEMENT AND TERMINATION OF AGREEMENT

This Agreement is effective upon the date first written above. The obligations of each party set out in the preceding paragraphs above shall survive the termination of the Agreement.

Notwithstanding anything in this Agreement to the contrary, each party agrees that any agreement executed between them as a result of these discussions shall incorporate the confidentiality provisions contained herein, and this Agreement shall be deemed to continue in full force and effect during all terms of such subsequent agreement.

GENERAL PROVISIONS

This Agreement shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws. This Agreement supersedes all prior understandings and negotiations, oral and written, and constitutes the entire understanding between the parties on this subject. This Agreement and any of the rights or obligations hereunder are not assignable without AXA Re's prior written permission.

                                [AXA LIFE LOGO]

No waiver, modification, or amendment to the Agreement shall be binding upon the parties unless it is in writing signed by an Authorized Representative of the party against whom enforcement is sought

IN WITNESS THEREOF, the parties by their duly Authorized Representatives have caused this Agreement to be executed as of the date first written above.

AXA RE LIFE INSURANCE COMPANY          TRAVELERS INSURANCE COMPANY

By:  -s- Michael  Sakoulas             By: -s- [ILLEGIBLE]
     -------------------------             --------------------------
     Michael  Sakoulas                     [ILLEGIBLE]

Title: Vice President                  Title: Actuary

Date: 26 October, 1998                 Date: 26 October, 1998

                                  EXHIBIT IV-1

                       CITIGROUP'S GLOBAL PRIVACY PROMISE

While information is the cornerstone of our ability to provide superior service, our most important asset is our customers' trust. Keeping customer information secure, and using it only as our customers would want us to, is a top priority for all of us at Citigroup. Here then, is our promise to our individual customers, which we will implement:

1. We will safeguard, according to strict standards of security and confidentiality, any information our customers share with us.

2. We will limit the collection and use of customer information to the minimum we require to deliver superior service to our customers, which includes advising our customers about our products, services and other opportunities, and to administer our business.

3. We will permit only authorized employees, who are trained in the proper handling of customer information, to have access to that information. Employees who violate our Privacy Promise will be subject to our normal disciplinary process.

4. We will not reveal customer information to any external organization unless we have previously informed the customer in disclosures or agreements, have been authorized by the customer, or are required by law.

5. We will always maintain control over the confidentiality of our customer information. We may, however, facilitate relevant offers from reputable companies. These companies are not permitted to retain any customer information unless the customer has specifically expressed interest in their products or services.

6. We will tell customers in plain language initially, and at least once annually, how they may remove their names from marketing lists. At any time, customers can contact us to remove their names from such lists.

7. Whenever we hire other organizations to provide support services, we will require them to conform to our privacy standards and allow us to audit them for compliance.

8. For purposes of credit reporting, verification and risk management, we will exchange information about our customers with reputable reference sources and clearinghouse services.

9. We will not use or share - internally or externally - personally identifiable medical information for any purpose other than the underwriting or administration of a customer's policy, claim or account, or as disclosed to the customer when the information is collected, or to which the customer consents.

10. We will attempt to keep customer files complete, up-to-date, and accurate. We will tell our customers how and where to conveniently access their account information (except when we're prohibited by law) and how to notify us about errors which we will promptly correct.

We will continuously assess ourselves to ensure that customer privacy is respected. We will conduct our business in a manner that fulfills our Promise in the many nations in which we do business.

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                  ADDENDUM TO
                  AUTOMATIC REINSURANCE AGREEMENT NO. 2000-15
                                    between
                          TRAVELERS INSURANCE COMPANY
                               and its subsidiary
                       TRAVELERS LIFE AND ANNUITY COMPANY
                             Hartford, Connecticut
          (hereinafter referred to collectively as the CEDING COMPANY)
                                      and
                AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
                                  (REINSURER)

Effective May 18, 2000, this Addendum is hereby attached to and becomes a part of the above-named Reinsurance Agreement. The following paragraph sets forth the REINSURER's Parental Guarantee:

   Whereas AXA Corporate Solutions Reassurance Company, Paris, France,
   (the "PARENT") directly and indirectly, owns 100% of AXA Corporate Solutions Life Reinsurance Company (the REINSURER), the PARENT guarantees the full and prompt payment of all of the REINSURER's contractual obligations under this Reinsurance Agreement, plus all reasonable costs and expenses including attorney fees paid by the CEDING COMPANY in enforcing this guarantee. This guarantee shall be absolute, continuing and conditional only upon the contractual terms of the Reinsurance Agreement.

This Addendum does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Addendum, and it is subject, otherwise to all the terms and conditions of the Reinsurance Agreement together with all Amendments and supplements thereto.

TRAVELERS INSURANCE COMPANY
TRAVELERS LIFE AND ANNUITY COMPANY

By:     -s- [ILLEGIBLE]                          Date: 10/31/01
        --------------------------------
         Name/Title [ILLEGIBLE]

Attest: -s- Richard P. Robin
        --------------------------------
         Name/Title Richard P. Robin, counsel

AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY, New York, New York

By:  -s- Michael W. Pado                         By: -s- [ILLEGIBLE]
     -----------------------------------             ---------------------------
     Michael W. Pado, President

Attest: -s- Julia Cornely                        Date: 30 April 2001
        ------------------------------
        Julia Cornely, Assistant Vice President

AXA CORPORATE SOLUTIONS REASSURANCE COMPANY, Paris, France

By: -s- [ILLEGIBLE]                              Date: 11/09/01
    ---------------------------------
    Name/Title CEO AXA CS [ILLEGIBLE]

Attest: -s- [ILLEGIBLE]                                11/09/01
        -----------------------------
        Name/Title CFO AXA CS [ILLEGIBLE]

Travelers Companies Agreement No. 2000-15-DB
 Effective May 18, 2000

                                                                 JULIA CORNELY
    [AXA CORPORATE SOLUTIONS LOGO]                  ASSISTANT  VICE  PRESIDENT
                                       REINSURANCE SOLUTION - TREATY  SERVICES
                                                        PHONE  (212)  859-0532
                                                          FAX  (212)  859-0575
                                      JULIA.CORNELY@AXA-CORPORATESOLUTIONS.COM

LIFE, HEALTH & ANNUITY REINSURANCE

     November 18, 2002

     VIA FEDERAL EXPRESS No. 8235 7375 8073

     Mr.  Paul  Weissman,  FSA,  MAAA
     Second Vice President & Actuary
     Travelers  Insurance  Company
     One  Tower  Square  -  7MS
     Hartford,  CT  06183

     Dear Paul:

     This letter concerns the Retirement Account GMDB new business facility that has been available to Travelers for a period of three years under Reinsurance Agreement No. 2000-15 dated May 18, 2000.

     We find that AXA Corporate Solutions will not be able to offer a renewal of this new business facility. Therefore, in accordance with the termination provisions set forth under Article XX, Duration of Agreement, AXA Corporate Solutions hereby provides you with 180 days prior written notification of our intent to TERMINATE AGREEMENT NO. 2000-15 FOR NEW BUSINESS AS OF MAY 17, 2003.

     AXA Corporate Solutions has valued the Travelers Companies as our business partner, and we regret that we will no longer be able to provide you with this reinsurance facility. Please call our underwriter, Michael Sakoulas, if you have any questions.

     This letter is being sent in duplicate original for acknowledgement of receipt and countersignature. Kindly secure signatures on behalf of the Travelers Companies, retain one original for filing in your copy of the Agreement and return one original to AXA for filing. Thank you.

     SIGNED FOR AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY:

     -s- Michael W. Pado                       -s- Julia Cornely
     ---------------------------------         -------------------------------
     Michael W. Pado,                          Julia Cornely,
     President & CUO                           Assistant Vice President

     SIGNED FOR TRAVELERS INSURANCE COMPANY AND TRAVELERS LIFE AND ANNUITY
     COMPANY:

     -s- [ILLEGIBLE]                            -s- [ILLEGIBLE]
     ----------------------------------         ------------------------------
     Name/ Title 2nd VP & Actuary               Name/ Title  Actuary

                AXA Corporate Solutions Life Reinsurance Company
    17 State Street, New York, New York 10004-1501 Telephone: (212) 859-0555
                              Fax: (212) 859-0537